FOR IMMEDIATE RELEASE
                                                November 24, 2004


     VISUAL BIBLE INTERNATIONAL, INC. ANNOUNCES  DISTRIBUTION
            OF THE GOSPEL OF JOHN AND THE GOSPEL OF MARK

  Toronto, Canada-Jake Eberts, the recently appointed non-executive Chairman of Visual Bible International, Inc. ("VBI") announced today the distribution for VBI's current film, The Gospel of John, and for VBI's next film, The Gospel of Mark, scheduled to commence production in the spring of 2005. The Gospel of John will be released in the first quarter of 2005 and The Gospel of Mark will see a distribution window in the spring of 2006. Both films will be distributed by Buena Vista Home Entertainment.

  The Gospel of John, the best-loved of the four Gospels, is one of the most widely-read books of the Bible. It is a timeless story of the mission of early Christianity, and presents a uniquely human portrait of Jesus. It has been adapted to film word-for-word from the American Bible Society's Good News Translation Bible. The Gospel of Mark was the first Gospel to be written. It is a mysterious, dramatic and ultimately apocalyptic portrayal of a miracle-working Jesus, who died confronting a Roman Imperial order.

  Eberts said "I am pleased to announce release plans of the DVD/VHS for two of VBI's exciting titles. There couldn't be a better distributor than Buena Vista Home Entertainment for The Gospel of John and The Gospel of Mark. No distributor in the industry comes to the table with a greater reputation for marketing and outreach strategies and that was what I valued the most in aligning these films with BVHE."

  As previously announced by VBI, it is the intention of VBI to pursue additional equity financing to fund the production and marketing costs for The Gospel of Mark.


  Inquiries should be directed to:
  Joanna Leenhouts
  Visual Bible International, Inc.
  Tel: (416) 921-9950 (ext. 232)

  Forward Looking Statements
  This press release may contain certain forward-looking statements within the meaning of the Private Securities
  Litigation Reform Act of 1995. Actual events or results may differ materially from those discussed in such forward-looking statements.